                                                               EXHIBIT 8



                     June, 1993 (as amended January, 1994)

               Description of JHMLICO's and JHVLICO's Issuance,
                Transfer and Redemption Procedures for Policies
                       Pursuant to Rule 6e-2(b) (12) (ii)

                                      and

           Method of Effecting Conversion to Fixed Benefit Policies
                    Pursuant to Rule 6e-2(b) (13) (v) (B).
                    --------------------------------------


          Set forth below is the information called for under Rule 6e-2(b) (12)
          (ii) and Rule 6e-2(b) (13) (v) (B) under the Investment Company Act 1940 ("1940 Act") regarding certain procedures under John Hancock Mutual Life Insurance Company's ("JHMLICO") and John Hancock Variable Life Insurance Company's ("JHVLICO") Scheduled Premium Variable Life Insurance Policies (hereinafter referred to individually as the "Policy" and collectively as the "Policies").

          Rule 6e-2(b) (12) (ii) provides an exemption for a variable life insurance separate account, its sponsoring insurance company, its investment adviser and its principal underwriter from Sections 22(d), 22(e) and 27(c) (1) of the 1940 Act and Rule 22c-1 thereunder for issuance, transfer and redemption procedures under a variable life insurance Policy to the extent necessary to assure compliance with Rule 6e-2, state insurance law or established administrative procedures of the life insurance company. The Rule requires, as a condition for exemption, that such procedures be reasonable, fair and nondiscriminatory, and be disclosed in the registration statement filed with respect to such variable life insurance policies.

          JHMLICO and JHVLICO represent that their procedures meet the foregoing standards of Rule 6e-2(b) (12) (ii), based on the following facts and circumstances:

          1. Because of the insurance nature of the Policies and, in certain instances, as a result of the requirements of the state insurance laws, the procedures necessarily differ in significant respects from the procedures for mutual funds and contractual plans for which the 1940 Act was designed.

          2. Many of the procedures have been adapted from those established and utilized in connection with the administration of JHMLICO's fixed benefit life insurance policies and earlier versions of variable life insurance policies issued by its subsidiary, JHVLICO.

          3. Certain procedures, including the 24-month conversion right to fixed benefit policies, are required by Rule 6e-2.

          4. JHMLICO and JHVLICO, in structuring their procedures to comply with Rule 6e-2, state insurance laws, and their established administrative procedures, have attempted to meet the intent of the 1940 Act to the extent deemed feasible.

          5. Generally speaking, the state insurance laws to which both JHMLICO and JHVLICO are subject reflect the fundamental principle that the procedures shall not be unfair, unreasonable or unjustly discriminatory to any policyholder.

          6. Because of the intricate insurance methodology underlying the procedures, it is often difficult to determine, with certainty, whether and to what extent a particular procedure, or a given step to that procedure, deviates from a specific requirement of Section 22(d), 22(e) or 27(c) (1) of the 1940 Act or Rule 22c-1 thereunder.

          Accordingly, the summary below includes the principal Policy provisions and procedures that might be deemed to constitute, either directly or indirectly, accommodation of the 1940 Act requirements and insurance practices. Given the complexities of the Policies' operations, the summary, although comprehensive, does not attempt to treat each and every mechanical variation or permutation that might occur and does not repeat every provision or procedure that is already set forth in the registration statement or exhibits thereto. At the same time, the summary, in order to provide a comprehensive view of the procedures, includes certain procedural steps that do not constitute a deviation from the Sections and Rule cited above.

          Rule 6e-2(b) (13) (v) (B) grants an exemption for a variable life insurance separate account, its sponsoring insurance company, its investment adviser and its principal underwriter from Section 27(d) of the 1940 Act for variable life insurance policies which allow the policyholder to convert a variable life insurance policy into a fixed benefit life insurance policy at any time during the first 24 months after issuance. The Rule requires, as a condition for exemption, that the method of computing any adjustments made in payments or cash values to reflect variances between the payments and cash values under the original policy and new policy be set out in an exhibit to the registration statement filed with respect to the variable life insurance Policy. JHMLICO's and JHVLICO's Policies provide for such a conversion privilege. No adjustments in payments and cash values are made upon exercise of that privilege, as described below.

          This memorandum divides the information called for by Rules 6e-2(b)
          (12) (ii) and 6e-2(b) (13) (v) (B) into three parts. The first part summarizes procedures under the policies which might be deemed to involve, either directly or indirectly, a "redemption" within the meaning of the 1940 Act. The second part summarizes procedures which might be deemed to involve, either directly or indirectly, a "purchase" transaction. The third part summarizes the procedures for converting a Policy to a fixed benefit Policy.*/
                 -

          Except as otherwise defined herein, capitalized terms used in this memorandum have the same meaning as are defined in the prospectus contained in the applicable registration statement.



          _____________________

          */ If an Owner requests a "purchase" or "redemption" transaction which
          -
          is impossible (for example, allocation of a loan or partial surrender to subaccounts which have insufficient assets to support said allocation) or impermissible (such as a reduction in the Basic Death Benefit below the minimum required amount), JHMLICO will notify the Policy Owner to determine what action, if any, the Policy Owner wishes to take instead. This exhibit refers to procedures as they affect the respective variable accounts of JHMLICO and JHVLICO ("the Account") used in funding the Policies. Except as otherwise stated herein, these procedures do not necessarily reflect the Fixed Account under the Policies which is held in the General Account of each insurer. Whenever reference is made herein to JHMLICO it should also be read as JHVLICO, insofar as JHVLICO and its Account are concerned, each insurer having adopted identical procedures.

                          I.  "Redemption" Procedures:
                       Surrender and Related Transactions
                       ----------------------------------

          JHMLICO's Policies provide for the payment of monies to a policyholder ("Owner") or beneficiary upon presentation to JHMLICO of a Policy. Such presentation might be deemed to constitute, either directly or indirectly, a "redemption" of the Owner's interest within the meaning of the 1940 Act. Set forth below is a summary of the principal policy provisions and procedures which might be viewed as involving such a "redemption". The principal difference between such "redemptions" and redemptions it the mutual fund or contractual plan context is that under the Policies, the payee may be deemed not to receive a pro rata or proportionate share of the assets in JHMLICO's account within the meaning of the 1940 Act. The amount received by the payee will depend upon the particular benefit for which the Policy is presented, including, for example the Surrender Value or Death Benefit.

          There are also certain Policy provisions -- such as options on lapse -
          - under which the Policy will not be presented to JHMLICO but which will affect the Owner's benefits and involve a transfer of the assets supporting the Policy reserve out of the Account. Finally, state insurance law may require that certain requirements be met before JHMLICO is permitted to make payments to the payee.

          A.  SURRENDER VALUES
              ----------------

          If the insured party under a Policy ("Insured") is alive, JHMLICO will pay, within seven days, the Surrender Value next computed after receipt, at its Home Office, of the Policy and a signed request for surrender. Computations with respect to the investment experience of the subaccounts will be made as of 4:00 p.m., New York City time, on each day during which the New York Stock Exchange is open for trading and on which the fund values its shares. This will enable JHMLICO to pay the Surrender Value based on the next computed value after a request is received. While no premium is in default, the Surrender Value is equal to the Account Value less any indebtedness, less any Contingent Deferred Sales Charges and less any Administrative Surrender Charge. In general, the Account Value for any day equals the Policy Account Value for the previous day, increased by any net premium and decreased by any charges against the Account Value, accumulated at the subaccount's rate of return after charges against the Account. The Contingent Deferred Sales Charge is deducted from the Policy Account Value upon surrender of the Policy during the first thirteen Policy years after issue. (It is deducted for fewer than thirteen years at certain issue ages).

          The amount of this charge is calculated on the basis of the premium under the Modified Schedule for the issue age of the Policy. Lower percentages apply at higher issue ages. The total charge for sales load, including the Contingent Deferred Sales Charge, over the lesser of 20 years or the life expectancy of the insured, will not exceed 9% of the Basic Premium at issue over that period. No minimum amount of Policy Account Value is guaranteed. JHMLICO will make the payment of the Surrender Value out of its General Account and transfer assets from the Account to the General Account for the amounts held for the Policy in the Account.

          The Administrative Surrender Charge is deducted from a Policy's Account Value upon its surrender or lapse in the first nine Policy years after issue. The amount of this charge is determined as an amount per thousand of Guaranteed Death Benefit. Currently the charge is waived for a Policy with more than $250,000 of Guaranteed Death Benefit at the time of surrender or lapse and is reduced for all other Policies.

          In lieu of payment of the Surrender Value upon surrender of a Policy in a single sum, an election may be made to apply all or a portion of the proceeds under one of the benefit settlement options described in the Policy or, with the approval of JHMLICO, under other optional methods of settlement available from JHMLICO. The election may be made by the Owner during the Insured's lifetime, or, if no election is in effect at death, by the beneficiary. The benefit settlement options are subject to the restrictions and limitations set forth in the Policy.

          B.  PARTIAL SURRENDER
              -----------------

          A Policy may be partially surrendered in accordance with Rule 6e-2(b)
          (12) (ii). The Policy after the Partial Surrender must have aninitial Sum Insured at least as great as the minimum issue size for that type or Policy.

          When a Policy is partially surrendered, there is a proportionate reduction in Death Benefit, Account Value, Surrender Value, Contingent Deferred Sales Charge, Administrative Surrender Charge, Required Premium Target, Loans, Rider/Rating Premium, and Basic Premium.

          If there is an outstanding Policy loan on the Policy, the outstanding indebtedness after the Partial Surrender can not exceed the then current available Loan Value.

          Partial Surrenders will be effected as of the end of the Valuation Period in which all materials necessary to complete the Partial Surrender (including a written request in proper form and the Policy) are received at JHMLICO's Home Office. Similar to the surrender transaction, JHMLICO will pay, within seven days, the resulting Surrender Value computed.

          C.  DEATH CLAIMS
              ------------

          JHMLICO will pay a death benefit to the beneficiary within seven days after receipt at its Home Office of due proof of death of the Insured, and all other requirements necessary 1/ to make payment. Provided the
                                               -
          Policy is in full force, 2/ the Death Benefit will be the greater of
                                   -
          (1) the Guaranteed Death Benefit (and Excess Value, if any, under the variable death benefit option) plus all premiums received after the last processing date prior to the Insured's date of death less any indebtedness on the date of death, and (2) the Account Value at the end of the Valuation Period in which death occurs multiplied by the applicable Death Benefit Factor or Corridor Factor, as applicable, less any indebtedness on the date of death. The Death Benefit is also less any premium in default if death occurs during the 61 day grace period. The Guaranteed Death Benefit is equal to the Basic Death Benefit.

          The proceeds payable on death also reflect interest from the date of death to the date of payment.

          JHMLICO will make payment of the Death Benefit out of its General Account, and will transfer assets from the Account to the General Account in an amount equal to the amount held in the Account for the Policy terminated by death. The excess of the Guaranteed Death Benefit over the Current Death Benefit, if any, will be paid out of a General Account reserve maintained for that purpose.

          In lieu of payment of the Death Benefit in a single sum, a settlement option may be selected as described in Section I.A, above.



---------------
          1/State insurance laws impose various requirements, such as receipt of
          -
          a tax waiver before payment of the Death Benefit may be made. In addition, payment of the Death Benefit is subject to the provisions of the Policy regarding suicide and incontestability.

          2/"In full force", means that the insurance under the Policy is being
          -
          continued for the greater of the Guaranteed Death Benefit and the Current Death Benefit, and that no unpaid premium is more than 61 days overdue.

          D.  DEFAULT AND OPTIONS ON LAPSE
              ----------------------------

          On each applicable processing date, JHMLICO compares the Cumulative Premium Balance under a Policy on the immediately preceding Valuation Date with the Required Premium Target on such Valuation Date. If the Cumulative Premium Balance is then less than the Required Premium Target for the Policy, the Policy can be in default on that Processing Date. The premium requirement will also be deemed satisfied on the last Valuation Date of any Policy month if adequate Excess Value (defined below) is available on the scheduled due date. If both of the tests fail, the Policy is in default. The difference between the Cumulative Premium Balance and the Required Premium Target is the amount in default.

          The Policy provides that any amount in default may be paid within a 61-day grace period after the date of default. Written notice will be furnished to the Owner at his or her last known address, at least 61 days prior to the end of the grace period, specifying the minimum amount which must be paid to continue the Policy in force on a premium paying basis after the end of the grace period. If a payment at least equal to the amount in default is not received by the end of the grace period the Policy will lapse. If payment by the Owner of an amount in default is received prior to the end of the grace period, the Policy will no longer be in default. The portion of the payment equal to the amount in default will be processed as if it had been received on the processing date of the Cumulative Premium Test; any excess payment will be processed as of the date of receipt.

          The insurance continues in full force during the grace period but, if the insured dies during the grace period, the amount in default will be deducted from the amount of Death Benefit otherwise payable.

          If a Policy lapses, the Surrender Value under the Policy on the date of lapse is applied under one of the following options for continued insurance not requiring further payment of premiums. These options provide for Variable or Fixed paid-Up Insurance or Fixed Extended Term Insurance on the life of the insured commencing on the date of lapse.

          Both the Variable and Fixed Paid-Up Insurance options provide an amount of paid-up whole life insurance determined in accordance with the Policy which the Surrender Value will purchase. The amount of Variable Paid-Up Insurance may then increase or decrease, subject to any guarantee, in accordance with the investment experience of the subaccount. The Fixed Extended Term Insurance option provides a fixed amount of insurance determined in accordance with the Policy, with the insurance coverage continuing for as long a period as the available Policy values will purchase.

          If no option has been elected before the end of the grace period, the Fixed Extended Term insurance option automatically applies unless the amount of Fixed Paid-Up Insurance would equal or exceed the amount of Fixed Extended Term Insurance or unless the insured is a substandard risk, in either of which cases Fixed Paid-Up Insurance is provided.

          The Variable Paid-Up Insurance option is not available unless the initial amount of Variable Paid-Up Insurance is at least $5000.

          A Policy continued under any option may be surrendered for its Surrender Value while the insured is living. Loans may be available under the Variable and Fixed Paid-Up Insurance options.


          E.  POLICY LOAN
              -----------

          Loans may be made at any time a Loan Value is available after the first Policy year. The Owner may borrow money on completion of a form satisfactory to JHMLICO assigning the Policy as the only security for the loan. Payment of the loan will be made from JHMLICO's Home Office. The Loan Value will be 75% of the Surrender Value in Policy years two and three and 90% of the Surrender Value in later Policy years. Interest accrues and is compounded daily at an effective annual rate determined by John Hancock at the start of each Policy year. This interest rate will not exceed the greater of (1) the "Published Monthly Average" (defined below) for the calendar month ending 2 months before the calendar month of the Policy anniversary or
          (2)5%. The "Published Monthly Average" means Moody's Corporate Bond Yield Average-Monthly Average Corporate, as published by Moody's Investors Service, Inc., or if the average is no longer published, a substantially similar average established by the insurance regulator where the Policy is issued.

          The amount of any outstanding loan plus accrued interest is called the "indebtedness". Except when used to pay premiums, a loan will not be permitted unless its is at least $300. The Owner may repay all or a portion of any indebtedness while the insured is living and premiums are being duly paid. When a loan is made, shares are redeemed in an aggregate equal to the amount of the loan and this aggregate value is allocated to the Loan Account. The shares redeemed will be redeemed in each subaccount in the same proportion as the Account Value is then allocated among the subaccounts. Upon each loan repayment, the same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate subaccounts as stipulated in the current Investment Rule.

          Loan interest which is not paid by a Policy anniversary will be added to the loan principal by automatically effecting an additional Policy loan. Amounts transferred to the Policy loan account are credited with interest at 1% less than the loan interest rate per annum for the first 20 Policy years and .50% less than the loan interest rate per annum in years 21 and beyond, which interest is transferred to the subaccount when the loan is repaid, according to the Investment Rule then in affect.

          A loan does not directly affect the amount of the Required Premium. While the indebtedness is outstanding, that portion of the Account Value that is in the Loan Account is credited with interest at a rate of 1% less than the loan rate for the first 20 Policy years and .50% less than the loan rate in years 21 and later, a rate which will usually be different than the net return for the subaccounts. Since the Loan Account and the remaining portion of the Account Value will generally have different rates of investment return, any Death Benefit above the Guaranteed Death Benefit, the Account Value, and the Surrender Value are permanently affected by any indebtedness, whether or not repaid in whole or in part. The amount of any outstanding indebtedness is subtracted from the amount otherwise payable when the Policy proceeds become payable.

          Whenever the indebtedness equals or exceeds the Surrender Value, the Policy terminates 31 days after notice has been mailed by JHMLICO to the Owner and any assignee of record at their last known addresses, unless a repayment of the excess indebtedness is made within that period.

          F. TRANSFERS AMONG VARIABLE SUBACCOUNTS
             ------------------------------------

          The Owner may reallocate the amounts held for the Policy in the variable subaccounts in each Policy year without charge. The Owner may use either percentages (in whole numbers) or designate the dollar amount of funds to be transferred between subaccounts. The reallocation must be such that the total in the subaccounts after reallocation equals 100%. The change will be effective at the end of the Valuation Period in which JHMLICO receives at its Home Office notice satisfactory to JHMLICO.

          G.  CONVERSION PRIVILEGE
              --------------------

          The conversion privilege provided in a accordance with Rule 6e-2(b)
          (13) (v) (B) under the 1940 Act is discussed under III. below.

          H.  PARTIAL WITHDRAWAL OF EXCESS VALUE
              ----------------------------------

          An Owner may withdraw Excess Value from the Policy on or after the first Policy anniversary. This privilege, which reduces the Account Value by the amount of the withdrawal and the associated charge, may be exercised only once in a Policy year and will be effective as of the end of the Valuation Period in which JHMLICO receives written notice satisfactory to it at its Home Office. The minimum amount that may be withdrawn is $500. Unless the Current Death Benefit exceeds the Guaranteed Death Benefit, a partial withdrawal will not affect the Death Benefit Payable. An amount equal to $25 is charged against Account Value for each partial withdrawal. When a withdrawal of Excess Value is made, the Premium Component, if any, is treated as having been withdrawn first. Amounts withdrawn from the Premium Component reduce the cumulative premium balance.

                     II.  PURCHASE AND RELATED TRANSACTIONS
                     --------------------------------------

          Set out below is a summary of the principal provisions of the Policies and administrative procedures thereunder that might be deemed to constitute, either directly or indirectly, a "purchase" transaction within the meaning of the 1940 Act. The summary shows that, because of the insurance nature of the Policies, the procedures involved necessarily differ in certain significant respects form the purchase procedures for mutual funds and contractual plans. The chief differences revolve around the premium rate structure and the insurance underwriting (i.e., evaluation of risk) process. There are also certain Policy provisions -- such as reinstatement -- which do not result in the issuance of a Policy but which required certain payments by the Owner and involve a transfer of assets supporting the Policy reserve into the Account.

          A.  PREMIUM SCHEDULES AND UNDERWRITING STANDARDS
              --------------------------------------------

          Premiums for JHMLICO's Policies will not be the same for all Owners. The chief reason is that the principle of pooling and distribution of mortality risks is based upon the assumption that each Owner pays a premium commensurate with the Insured's mortality risk which is actuarially determined based upon factors such as age, sex, smoking status, health and occupation. In the context of life insurance as contrasted with mutual funds, a uniform premium (or "public offering price") for all Insured's would discriminate unfairly in favor of those Insured's representing greater mortality risks to the disadvantage of those representing lesser risks. Accordingly, although there will be no uniform "Public offering price" for all Insured's, there will be a single "price" for all Insured's in a given actuarial category.

          The Policies will be offered and sold pursuant to established premium schedules 3/ and underwriting standards and in accordance with state
                    -
          insurance laws. Such laws prohibit unfair discrimination among Policyholders, but recognize that premiums may be based upon factors such as age, sex, smoking status, health, and occupation. In a few states, the premiums and values under the Policies will not directly reflect the sex of the insured.



----------------
          3/In accordance with industry practice, JHMLICO will establish
          -
          procedures to handle errors in initial and subsequent premium payments to collect underpayments, except for de minimis amounts.

                                      -11

          B.  APPLICATION AND INITIAL PREMIUM PROCESSING
              ------------------------------------------

          Upon receipt of a completed application from a proposed Owner, JHMLICO will follow certain insurance underwriting (i.e., evaluation of risk) procedures designed to determine whether the proposed Insured is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided by the proposed Insured before a determination can be made.
          A Policy cannot be issued, i.e., physically issued through JHMLICO's computerized issue system until this underwriting procedure has been completed.

          The date on which a Policy is issued is referred to as the "date of Issue". The date of issue coincides with the beginning of a Valuation Period. It represents the commencement of the suicide and contestable periods for purposes of the Policies. It is also the date as of which the insurance age of the proposed Insured is determined. It represents the first day of the Policy year and therefore determines the Policy anniversary. It also marks the commencement of the variability of benefits.

          These processing procedures are designed to provide immediate benefits to the proposed Owner in connection with payment of the initial premium and will not dilute any benefit payable to an existing Owner. Although a Policy cannot be issued until after the underwriting process has been completed, the proposed Insured will receive immediate insurance coverage, if he has paid his minimum first premium, subject to the other terms and conditions of JHMLICO's Receipt and Conditional Temporary Insurance Agreement. If the minimum first premium is paid with the application and the Policy is issued as applied for, the date of issue in general will be the last of the Part A date or the Part B date of the application or the date of most recent evidence of insurability, so that variability of benefits will commence as of that date. If the minimum first premium is not paid with the application, the date of issue will be the actual date the application is processed for issue or the next valid issue date provided the Owner pays the necessary premium. Except as referred to above, no coverage will take effect with respect to a Policy until the minimum first premium has been paid and the Policy is delivered to the Owner while the insured is living and has not consulted, been examined, or treated by a doctor since the latest Part B of the application was completed. If coverage under a Policy never goes into effect, any premium paid will be returned without interest.

          JHMLICO will require that the Policy be delivered and the minimum initial premium paid within a specific period to protect itself against anti-selection by the proposed Owner resulting from deterioration in the Insured's health. Generally, the period will not exceed 60 days from the date of completion of the latest of Parts A and B of the application and any required medical examination.

          JHMLICO will transfer the appropriate amount from its general account to the Account on the date the Policy is approved. The appropriate amount will be calculated as though the net premium had in fact been transferred from the General Account to the Account commencing on the date the Policy is issued.

          C.  PREMIUM RECALCULATION
              ---------------------

          The premium Recalculation applicable to any Policy on a Modified Schedule may be elected by the Owner at any time up to the Policy anniversary nearest the Insured's 70th birthday, or, if later, the tenth Policy Anniversary. If elected, the Premium Recalculation will be effected on the Policy anniversary next following receipt by JHMLICO at its Home office of satisfactory written notice. If not elected sooner, the Premium Recalculation will be effected by JHMLICO on the Policy anniversary nearest the Insured's 70th birthday, or, if later, the tenth Policy Anniversary.

          The new Basic Premium resulting from a Premium Recalculation may be less than, equal to or greater than the original Basic Premium but it will never exceed the Guaranteed Maximum Recalculation Premium for the attained age shown in the Policy. The new Basic Premium depends on the Insured's sex, smoking status and age, the Guaranteed Death Benefit under the Policy and the Account Value on the Valuation Date immediately preceding the date of the premium Recalculation.

          D.  REINSTATEMENT PROVISION
              -----------------------

          The Policy may be reinstated within 3 years after the beginning of the grace period unless the Surrender Value has been paid or otherwise exhausted, or the period of any extended term insurance has expired.
          A Policy will be reinstated upon receipt by JHMLICO of a written application for reinstatement and production of evidence of insurability satisfactory to JHMLICO and payment of an amount equal to the sum of (a) and (b), each accumulated at an effective annual rate of 6% to the date of reinstatement, where:

          (a) is the difference between the Required Premium Target and the Cumulative Premium Balance at the date of lapse, and

          (b) is all Required Annual Premiums for the period between the date of lapse and the date of reinstatement.

          On the date of reinstatement the Policy will have (i) a Sum Insured as if no lapse had occurred and (ii) indebtedness equal to any indebtedness at the end of the day immediately preceding the date of reinstatement.

          The Account Value on the date of reinstatement will be the sum of (a) through (c) less (d) through (f) where:

          (a) is the Surrender Value of the nonforfeiture option in effect on the date of reinstatement plus any indebtedness on the date of reinstatement;

          (b) is the amount in Premium Payment above;

          (c) is the deferred sales charge and administrative surrender charge adjustment (as defined below);

          (d) is the aggregate premium expense charges, i.e. sales charge, premium tax charge and Federal DAC tax charge; and

          (e) is the sum of all Maintenance Charges and charges for Riders and ratings, if any, that would have been made from the date of lapse to the date of reinstatement if the Policy had not lapsed, with interest an effective annual rate of 6% to the date of reinstatement.

          The deferred sales charge adjustment is the smaller of (a) and (b) where:

          (a) is the deferred sales charge and administrative surrender charge applicable if the Policy were surrendered immediately after reinstatement; and

          (b) is the deferred sales charge and administrative surrender charge made on the date of lapse.

          In order to assist a lapsed Owner in making a considered judgment as to whether to reinstate, JHMLICO may calculate the amount payable upon reinstatement and "freeze" the amount for up to ten days.

          F.  REPAYMENT OF LOAN
              -----------------

          The Owner may repay all or a portion of any indebtedness while the insured is living and premiums are duly paid. When a loan is made, shares are redeemed in an aggregate value equal to the amount of the loan and this aggregate value is transferred to the general account and carried as a Loan Account. The shares redeemed will be redeemed in each subaccount in the same proportion as the Account Value is then allocated among the subaccounts. Upon each loan repayment, the same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate subaccounts as stipulated in the current Investment Rule.

          While the indebtedness is outstanding, that portion of the Account Value that is in the Loan Account is credited with interest at a rate of at 1% less than the loan rate in the first 20 Policy years and .50% less than the loan rate in years 21 and beyond, a rate which will usually be different than the net return for the subaccounts. Since the Loan Account and the remaining portion of the Account Value will generally have different rates of investment return, any Death Benefit above the Guaranteed Death Benefit, the Account Value, and the Surrender Value are permanently affected by any indebtedness, whether or not repaid in whole or in part. The amount of any outstanding indebtedness is subtracted from the amount otherwise payable when the Policy proceeds become payable.

          G.  CORRECTION OF MISSTATEMENT OF AGE OR SEX
              ----------------------------------------

          If JHMLICO discovers that the age or sex of the Insured has been misstated, JHMLICO will reconstruct the Policy by determining what benefits the premium paid would have purchased at the correct age or sex. Special adjustments may have to be made if the resultant face amount is below JHMLICO's minimum size Policy.

          Once the benefits are redetermined, JHMLICO will make the necessary adjustment in the reserve assets in the Account to reflect the redetermined benefits and the correct age and sex of the Insured.


          III.  CONVERSION OF POLICY
                --------------------

          JHMLICO's Policies, in accordance with Rule 6e-2(b) (v) (b) under the 1940 Act, provide that the Owner within 24 months of issue, or any time after thereafter, may transfer the entire Account Value under the Policy to the Fixed Account thus creating a non-variable or fixed benefit life insurance Policy. This conversion privilege is designed to permit an Owner to change his or her mind and to obtain a fixed benefit Policy.



          FCC0146.DOC